UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2009

Owens & Minor, Inc.

(Exact name of registrant as specified in its charter)

Virginia	1-9810	54-1701843
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

9120 Lockwood Blvd., Mechanicsville, Virginia	23116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (804) 723-7000

Not applicable

(former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On March 10, 2009, Craig R. Smith, President and Chief Executive Officer of Owens & Minor, Inc. (the “Company”), adopted a stock trading plan designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Mr. Smith’s 10b5-1 plan provides for the sale of shares of Company common stock to be acquired through the exercise of stock options scheduled to expire in early 2010. Under the terms of the plan, Mr. Smith will exercise and sell sufficient shares to cover the exercise price and withholding taxes for 50,000 optioned shares and will exercise and sell shares for another 50,000 optioned shares. Shares will be sold under Mr. Smith’s plan on the open market at prevailing prices on specified dates (subject to minimum price thresholds set forth in his plan).

The purpose of Mr. Smith’s 10b5-1 plan is to allow him to spread stock trades relating to expiring options over an extended period of time on pre-arranged dates to reduce market impact and avoid concerns about transactions occurring at times when he could possess material non-public information. Transactions under the plan will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations.

Except to the extent required by law, the Company does not undertake to report Rule 10b5-1 plans that may be adopted by any officers or directors in the future or to report any modifications or termination of any publicly announced trading plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OWENS & MINOR, INC.

Date: March 13, 2009	By:	/s/ Grace R. den Hartog
	Name:	Grace R. den Hartog
	Title:	Senior Vice President, General Counsel and Corporate Secretary